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                                                                       Exhibit 3

                        CERTIFICATE OF ELIMINATION OF THE

                   SERIES B PARTICIPATING PREFERRED STOCK OF

                               MASCO CORPORATION

      MASCO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify as follows:

      FIRST: That, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, the Board of Directors on June 6, 2001, created a series of Preferred Stock, the Series B Participating Preferred Stock, with the voting powers, designations, preferences and relative, participating and other rights and the qualifications, limitations and restrictions set forth in the Certificate of Designation attached as Appendix B to the Restated Certificate of Incorporation of the Company, which Certificate of Designation remains in full force and effect as of the date hereof.

      SECOND: That since none of the shares of the Series B Participating Preferred Stock authorized by such Certificate of Designation were outstanding on October 27, 2005 and none were to be issued in the future, the Board of Directors of the Company adopted the following resolutions at its meeting held on October 27, 2005:

            RESOLVED: That pursuant to the authority conferred upon the Board of Directors of the Company by the provisions of the Restated Certificate of Incorporation of the Company and by Section 151 (g) of the Delaware General Corporation Law, the Board of Directors hereby eliminates the Series B Participating Preferred Stock, par value $1.00, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Certificate of Designation with respect to such Series B Participating Preferred Stock be eliminated from the Restated Certificate of Incorporation of the Company;

            FURTHER RESOLVED: That the appropriate officers of the Company be and they hereby are authorized and directed to prepare, execute and file a Certificate of Elimination of Series B Participating Preferred Stock and to take such other actions as they in their sole discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolution.

      THIRD; That in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company is hereby amended to remove all references to the Series B Participating Preferred Stock.

      IN WITNESS WHEREOF, MASCO CORPORATION has caused this Certificate of Elimination to be signed by Richard A. Manoogian, its Chairman of the Board, this 27th day of October, 2005.

                                           MASCO CORPORATION

                                           By: /s/ Richard A. Manoogian
                                               Chairman of the Board